Exhibit 99.1

Investor Relations:

Kathleen Nemeth

Juniper Networks

(408) 936-5397

kbela@juniper.net

Media Relations:

David Shane

Juniper Networks

(408) 936-4872

dshane@juniper.net

Cindy Ta

Juniper Networks

(408) 936-6131

cta@juniper.net

JUNIPER NETWORKS REPORTS

PRELIMINARY SECOND QUARTER 2012 FINANCIAL RESULTS

•	Revenue: $1,074 million, up 4% from Q1’12 and down 4% from Q2’11

•	Operating Margin: 8.1% GAAP; 15.0% non-GAAP

•	GAAP Net Income Per Share: $0.11 diluted

•	Non-GAAP Net Income Per Share: $0.19 diluted, up 19% from Q1’12 and down 39% from Q2’11

SUNNYVALE, Calif., July 24, 2012 - Juniper Networks (NYSE: JNPR), the industry leader in network innovation, today reported preliminary financial results for the three and six months ended June 30, 2012, and provided its outlook for the three months ending September 30, 2012.

Net revenues for the second quarter of 2012 increased 4% sequentially, and decreased 4% on a year-over-year basis, to $1,074 million.

The Company posted GAAP net income of $58 million, or $0.11 per diluted share, and non-GAAP net income of $103 million, or $0.19 per diluted share, for the second quarter of 2012.

Non-GAAP net income per diluted share increased 19% compared to the first quarter of 2012, and decreased 39% compared to the second quarter of 2011. The reconciliation between GAAP and non-GAAP results of operations is provided in a table immediately following the Share-Based Compensation Related Payroll Tax by Category table below.

“Juniper’s second quarter results delivered sequential top line growth as a result of our focus on execution,” said Kevin Johnson, CEO of Juniper Networks. “New products continued to gain traction in the marketplace with key customer wins across our portfolio. In a challenging macro environment, we remain focused on our operational execution, delivering great products, driving revenue and managing our cost base.”

Juniper’s operating margin for the second quarter of 2012 increased to 8.1% on a GAAP basis from 4.6% in the first quarter of 2012, and decreased from 15.3% in the second quarter of 2011. Non-GAAP operating margin for the second quarter of 2012 increased to 15.0% from 12.0% in the first quarter of 2012 and decreased from 21.6% in the second quarter of 2011.

“In the second quarter Juniper delivered revenue, margins and earnings ahead of our guidance,” said Robyn Denholm, CFO of Juniper Networks. “While customers remain cautious in their investment activity near-term, we are focused on executing our strategy to deliver revenue growth while driving disciplined cost management.”

Other Financial Highlights

Total cash, cash equivalents and investments as of June 30, 2012 were $4,272 million, compared to $4,216 million as of March 31, 2012 and $4,220 million as of June 30, 2011.

Juniper generated net cash from operations for the second quarter of 2012 of $212 million, compared to net cash provided by operations of $102 million in the first quarter of 2012, and $318 million in the second quarter of 2011.

Days sales outstanding in accounts receivable (“DSO”) was 34 days in the second quarter of 2012, compared to 39 days in the first quarter of 2012 and 39 days in the second quarter of 2011.

Juniper repurchased approximately 5 million shares in the second quarter of 2012, at an average price of $18.76 per share, or approximately $94 million.

Capital expenditures, as well as depreciation and amortization of intangible assets expense during the second quarter of 2012, were $88 million and $46 million, respectively.

Outlook

While the long-term fundamentals driving demand for high-performance networking remain solid, our outlook for the September quarter reflects continued near-term macro uncertainty. While our new products are resonating with our customers, many customers continue to be cautious about their investment prioritization and timing around project deployments. We remain focused on prudently managing our business to ensure disciplined operational execution.

•	Juniper estimates revenue for the third quarter ending September 30, 2012 to be in the range of $1,040 million to $1,075 million.

•	Juniper estimates that its non-GAAP gross margin for the third quarter will be roughly flat, at the high end of the revenue range.

•	Juniper expects its non-GAAP operating margin for the third quarter will be in the range of 13% to 14%.

•

Juniper estimates that its non-GAAP net income per share will range between $0.15 and $0.18 on a diluted basis, assuming a flat share count and estimated non-GAAP tax rate of 31%. The non-GAAP EPS estimate includes a dilutive impact of approximately $0.02 per share due to net interest expense from our debt.

All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets, share-based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions. A reconciliation of non-GAAP guidance measures to corresponding GAAP measures is not available on a forward-looking basis.

Conference Call Webcast

Juniper Networks will host a conference call web cast today, July 24, 2012 at 2:00 p.m. (Pacific Time), to be broadcast live over the Internet at: http://www.juniper.net/company/investor/conferencecall.html.

To participate via telephone, in the U.S. the toll free dial-in number is 877-407-8033; outside of the U.S. dial +1-201-689-8033. Please call 10 minutes prior to the scheduled conference call time. The webcast replay of the conference call will be archived on the Juniper Networks website.

About Juniper Networks

Juniper Networks is in the business of network innovation. From devices to data centers, from consumers to cloud providers, Juniper Networks delivers the software, silicon and systems that transform the experience and economics of networking. Additional information can be found at Juniper Networks (www.juniper.net) or connect with Juniper on Twitter and Facebook.

Juniper Networks and Junos are registered trademarks of Juniper Networks, Inc. in the United States and other countries. The Juniper Networks and Junos logos are trademarks of Juniper Networks, Inc. All other trademarks, service marks, registered trademarks, or registered service marks are the property of their respective owners.

Statements in this release concerning Juniper Networks’ business outlook, economic and market outlook, future financial and operating results, and overall future prospects are forward-looking statements that involve a number of uncertainties and risks. Actual results or events could differ materially from those anticipated in those forward-looking statements as a result of certain factors, including: general economic conditions globally or regionally; business and economic conditions in the networking industry; changes in overall technology spending and spending by communication service providers; the network capacity requirements of communication service providers; contractual terms that may result in the deferral of revenue; increases in and the effect of competition; the timing of orders and their fulfillment; manufacturing and supply chain constraints; ability to establish and maintain relationships with distributors, resellers and other partners; variations in the expected mix of products sold; changes in customer mix; changes in geography mix; customer and industry analyst perceptions of Juniper Networks and its technology, products and future prospects; delays in scheduled product availability; market acceptance of Juniper Networks products and services; rapid technological and market change; adoption of regulations or standards affecting Juniper Networks products, services or the networking industry; the ability to successfully acquire, integrate and manage businesses and technologies; product defects, returns or vulnerabilities; the ability to recruit and retain key personnel; significant effects of tax legislation and judicial or administrative interpretation of tax regulations; currency fluctuations; litigation; and other factors listed in Juniper Networks’ most recent report on Form 10-Q filed with the Securities and Exchange Commission. All statements made in this press release are made only as of the date set forth at the beginning of this release. Juniper Networks undertakes no obligation to update the information in this release in the event facts or circumstances subsequently change after the date of this press release.

Juniper Networks believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations. For further information regarding why Juniper Networks believes that these non-GAAP measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the discussion below.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net revenues:
Product	$804,662	$891,428	$1,576,535	$1,768,868
Service	269,097	229,116	529,722	453,288

Total net revenues	1,073,759	1,120,544	2,106,257	2,222,156
Cost of revenues:
Product	292,589	292,391	573,218	558,137
Service	113,297	105,987	231,111	205,968

Total cost of revenues	405,886	398,378	804,329	764,105

Gross margin	667,873	722,166	1,301,928	1,458,051
Operating expenses:
Research and development	268,734	257,250	538,336	519,229
Sales and marketing	259,455	246,635	517,174	492,926
General and administrative	48,775	44,260	103,441	89,184
Amortization of purchased intangible assets	1,236	1,332	2,414	2,876
Restructuring	3,161	(916)	5,200	(1,263)
Acquisition-related	(206)	2,685	936	6,786

Total operating expenses	581,155	551,246	1,167,501	1,109,738

Operating income	86,718	170,920	134,427	348,313
Other income (expense), net	2,770	(13,688)	(21,661)	(20,150)

Income before income taxes and noncontrolling interest	89,488	157,232	112,766	328,163
Income tax provision	31,769	41,714	38,777	82,985

Consolidated net income	57,719	115,518	73,989	245,178
Adjust for net income attributable to noncontrolling interest	—	42	—	132

Net income attributable to Juniper Networks	$57,719	$115,560	$73,989	$245,310

Net income per share attributable to Juniper Networks common stockholders:
Basic	$0.11	$0.22	$0.14	$0.46

Diluted	$0.11	$0.21	$0.14	$0.45

Shares used in computing net income per share:
Basic	527,756	532,909	527,989	531,827

Diluted	531,755	546,452	533,753	547,729

Juniper Networks, Inc.

Preliminary Net Revenues by Reportable Segment

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Platform Systems Division:
PSD Products:
Routing	$487,358	$580,558	$944,937	$1,163,375
Switching	139,894	117,144	263,417	217,765
Security/Other	41,811	53,763	88,085	105,164

Total PSD Products	$669,063	$751,465	$1,296,439	$1,486,304
PSD Services	202,390	165,417	399,207	329,215

Total Platforms Systems Division Revenue	$871,453	$916,882	$1,695,646	$1,815,519

Software Solutions Division:
SSD Products:
Security/Other	$116,986	$105,255	$239,667	$221,861
Routing	18,613	34,708	40,429	60,703

Total SSD Products	$135,599	$139,963	$280,096	$282,564
SSD Services	66,707	63,699	130,515	124,073

Total Software Solutions Division Revenue	$202,306	$203,662	$410,611	$406,637

Total Revenue	$1,073,759	$1,120,544	$2,106,257	$2,222,156

Juniper Networks, Inc.

Preliminary Net Revenues by Product

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Routing	$505,971	$615,266	$985,384	$1,224,079
Switching	139,894	117,144	263,417	217,765
Security/Other	158,797	159,018	327,734	327,024
Services	269,097	229,116	529,722	453,288

Total	$1,073,759	$1,120,544	$2,106,257	$2,222,156

Juniper Networks, Inc.

Preliminary Net Revenues by Geographic Region

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Americas	$587,307	$578,704	$1,118,654	$1,160,319
Europe, Middle East, and Africa	299,253	329,061	606,319	628,912
Asia Pacific	187,199	212,779	381,284	432,925

Total	$1,073,759	$1,120,544	$2,106,257	$2,222,156

Juniper Networks, Inc.

Preliminary Net Revenues by Market

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Service Provider	$680,971	$729,340	$1,366,580	$1,471,517
Enterprise	392,788	391,204	739,677	750,639

Total	$1,073,759	$1,120,544	$2,106,257	$2,222,156

Juniper Networks, Inc.

Share-Based Compensation by Category

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cost of revenues – Product	$1,220	$1,211	$2,337	$2,159
Cost of revenues – Service	4,125	4,486	9,345	8,405
Research and development	28,486	26,583	54,277	48,913
Sales and marketing	21,022	19,171	42,933	32,397
General and administrative	7,027	8,675	17,995	17,291

Total	$61,880	$60,126	$126,887	$109,165

Juniper Networks, Inc.

Share-Based Compensation Related Payroll Tax by Category

(in thousands)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cost of revenues – Product	$12	$24	$24	$295
Cost of revenues – Service	53	94	87	929
Research and development	122	276	248	3,350
Sales and marketing	329	583	505	3,969
General and administrative	54	66	85	485

Total	$570	$1,043	$949	$9,028

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2012	2011	2012	2011
GAAP Cost of revenues - Product		$292,589	$292,391	$573,218	$558,137
Share-based compensation expense	C	(1,220)	(1,211)	(2,337)	(2,159)
Share-based compensation related payroll tax	C	(12)	(24)	(24)	(295)
Amortization of purchased intangible assets	A	(7,531)	(5,438)	(13,626)	(10,636)
Acquisition-related charges	A,B	—	(1,527)	—	(2,487)

Non-GAAP Cost of revenues - Product		283,826	284,191	557,231	542,560

GAAP Cost of revenues - Service		113,297	105,987	231,111	205,968
Share-based compensation expense	C	(4,125)	(4,486)	(9,345)	(8,405)
Share-based compensation related payroll tax	C	(53)	(94)	(87)	(929)

Non-GAAP Cost of revenues - Service		109,119	101,407	221,679	196,634

GAAP Gross margin - Product		512,073	599,037	1,003,317	1,210,731
Share-based compensation expense	C	1,220	1,211	2,337	2,159
Share-based compensation related payroll tax	C	12	24	24	295
Amortization of purchased intangible assets	A	7,531	5,438	13,626	10,636
Acquisition-related charges	A,B	—	1,527	—	2,487

Non-GAAP Gross margin - Product		520,836	607,237	1,019,304	1,226,308

GAAP Product gross margin as a % of product revenue		63.6%	67.2%	63.6%	68.4%
Share-based compensation expense as a % of product revenue	C	0.2%	0.1%	0.2%	0.1%
Share-based compensation related payroll tax as a % of product revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of product revenue	A	0.9%	0.6%	0.9%	0.6%
Acquisition-related charges as a % of product revenue	A,B	—%	0.2%	—%	0.2%

Non-GAAP Product gross margin as a % of product revenue		64.7%	68.1%	64.7%	69.3%

GAAP Gross margin - Service		155,800	123,129	298,611	247,320
Share-based compensation expense	C	4,125	4,486	9,345	8,405
Share-based compensation related payroll tax	C	53	94	87	929

Non-GAAP Gross margin - Service		$159,978	$127,709	$308,043	$256,654

GAAP Service gross margin as a % of service revenue		57.9%	53.7%	56.4%	54.6%
Share-based compensation expense as a % of service revenue	C	1.5%	2.0%	1.8%	1.9%
Share-based compensation related payroll tax as a % of service revenue	C	—%	—%	—%	0.1%

Non-GAAP Service gross margin as a % of service revenue		59.4%	55.7%	58.2%	56.6%

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2012	2011	2012	2011
GAAP Gross margin		$667,873	$722,166	$1,301,928	$1,458,051
Share-based compensation expense	C	5,345	5,697	11,682	10,564
Share-based compensation related payroll tax	C	65	118	111	1,224
Amortization of purchased intangible assets	A	7,531	5,438	13,626	10,636
Acquisition-related charges	A,B	—	1,527	—	2,487

Non-GAAP Gross margin		680,814	734,946	1,327,347	1,482,962

GAAP Gross margin as a % of revenue		62.2%	64.4%	61.8%	65.6%
Share-based compensation expense as a % of revenue	C	0.5%	0.5%	0.6%	0.5%
Share-based compensation related payroll tax as a % of revenue	C	—%	—%	—%	—%
Amortization of purchased intangible assets as a % of revenue	A	0.7%	0.6%	0.6%	0.5%
Acquisition-related charges as a % of revenue	A,B	—%	0.1%	—%	0.1%

Non-GAAP Gross margin as a % of revenue		63.4%	65.6%	63.0%	66.7%

GAAP Research and development expense		268,734	257,250	538,336	519,229
Share-based compensation expense	C	(28,486)	(26,583)	(54,277)	(48,913)
Share-based compensation related payroll tax	C	(122)	(276)	(248)	(3,350)

Non-GAAP Research and development expense		240,126	230,391	483,811	466,966

GAAP Sales and marketing expense		259,455	246,635	517,174	492,926
Share-based compensation expense	C	(21,022)	(19,171)	(42,933)	(32,397)
Share-based compensation related payroll tax	C	(329)	(583)	(505)	(3,969)

Non-GAAP Sales and marketing expense		238,104	226,881	473,736	456,560

GAAP General and administrative expense		48,775	44,260	103,441	89,184
Share-based compensation expense	C	(7,027)	(8,675)	(17,995)	(17,291)
Share-based compensation related payroll tax	C	(54)	(66)	(85)	(485)

Non-GAAP General and administrative expense		41,694	35,519	85,361	71,408

GAAP Operating expense		581,155	551,246	1,167,501	1,109,738
Share-based compensation expense	C	(56,535)	(54,429)	(115,205)	(98,601)
Share-based compensation related payroll tax	C	(505)	(925)	(838)	(7,804)
Amortization of purchased intangible assets	A	(1,236)	(1,332)	(2,414)	(2,876)
Restructuring charges	B	(3,161)	916	(5,200)	1,263
Acquisition-related charges	A,B	206	(2,685)	(936)	(6,786)

Non-GAAP Operating expense		$519,924	$492,791	$1,042,908	$994,934

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except percentages)

(unaudited)

		Three Months Ended June 30,		Six Months Ended June 30,
		2012	2011	2012	2011
GAAP Operating income		$86,718	$170,920	$134,427	$348,313
Share-based compensation expense	C	61,880	60,126	126,887	109,165
Share-based compensation related payroll tax	C	570	1,043	949	9,028
Amortization of purchased intangible assets	A	8,767	6,770	16,040	13,512
Restructuring charges	B	3,161	(916)	5,200	(1,263)
Acquisition-related charges	A,B	(206)	4,212	936	9,273

Non-GAAP Operating income		160,890	242,155	284,439	488,028

GAAP Operating margin		8.1%	15.3%	6.4%	15.7%
Share-based compensation expense as a % of revenue	C	5.8%	5.4%	6.0%	4.9%
Share-based compensation related payroll tax as a % of revenue	C	0.1%	0.1%	0.1%	0.4%
Amortization of purchased intangible assets as a % of revenue	A	0.7%	0.5%	0.8%	0.7%
Restructuring charges as a % of revenue	B	0.3%	(0.1)%	0.2%	(0.1)%
Acquisition-related charges as a % of revenue	A,B	—%	0.4%	—%	0.4%

Non-GAAP Operating margin		15.0%	21.6%	13.5%	22.0%

GAAP Other (expense) income, net	E	2,770	(13,688)	(21,661)	(20,150)
Gain on equity investments	B	(14,787)	(72)	(787)	(134)

Non-GAAP Other expense, net	E	(12,017)	(13,760)	(22,448)	(20,284)

GAAP Income tax provision		31,769	41,714	38,777	82,985
Income tax effect of non-GAAP exclusions	B	13,980	19,487	36,100	40,145

Non-GAAP Provision for income tax		45,749	61,201	74,877	123,130

Non-GAAP Income tax rate		30.7%	26.8%	28.6%	26.3%

Non-GAAP Income before income taxes and noncontrolling interest*		$148,873	$228,395	$261,991	$467,744

*	Consists of non-GAAP operating income plus non-GAAP net other income and expense.

Juniper Networks, Inc.

Reconciliation between GAAP and non-GAAP Financial Measures

(in thousands, except per share amounts and percentages)

(unaudited)

		Three Months Ended June 30,				Six Months Ended June 30,
		2012		2011		2012		2011
GAAP Net income attributable to Juniper Networks		$57,719		$115,560		$73,989		$245,310
Share-based compensation expense	C	61,880		60,126		126,887		109,165
Share-based compensation related payroll tax	C	570		1,043		949		9,028
Amortization of purchased intangible assets	A	8,767		6,770		16,040		13,512
Restructuring charges	B	3,161		(916)		5,200		(1,263)
Acquisition-related charges	A,B	(206)		4,212		936		9,273
Gain on equity investments	B	(14,787)		(72)		(787)		(134)
Income tax effect of non-GAAP exclusions	B	(13,980)		(19,487)		(36,100)		(40,145)

Non-GAAP Net income		$103,124		$167,236		$187,114		$344,746

Non-GAAP Net income per share:
Basic	D	$0.20		$0.31		$0.35		$0.65

Diluted	D	$0.19		$0.31		$0.35		$0.63

Shares used in computing non-GAAP net income per share:
Basic	D	527,756		532,909		527,989		531,827

Diluted	D	531,755		546,452		533,753		547,729

GAAP Net income attributable to Juniper Networks as a % of revenue		5.4%		10.3%		3.5%		11.0%
Share-based compensation expense as a % of revenue	C	5.8%		5.4%		6.0%		4.9%
Share-based compensation related payroll tax as a % of revenue	C	0.1%		0.1%		0.1%		0.4%
Amortization of purchased intangible assets as a % of revenue	A	0.8%		0.6%		0.8%		0.6%
Restructuring charges as a % of revenue	B	0.3%		(0.1	) %	0.2%		(0.1	) %
Acquisition-related charges as a % of revenue	A,B	—%		0.4%		—%		0.4%
Gain on equity investments as a % of revenue	B	(1.4	) %	—%		—%		—%
Income tax effect of non-GAAP exclusions as a % of revenue	B	(1.4	) %	(1.8	) %	(1.7	) %	(1.7	) %

Non-GAAP Net income as a % of revenue		9.6%		14.9%		8.9%		15.5%

Discussion of Non-GAAP Financial Measures

The table above includes the following non-GAAP financial measures derived from our Preliminary Condensed Consolidated Statements of Operations: cost of product revenue; cost of service revenue; product gross margin, product gross margin as a percentage of product revenue; service gross margin; service gross margin as a percentage of service revenue; gross margin; gross margin as a percentage of revenue; research and development expense; sales and marketing expense; general and administrative expense; operating expense; operating income; operating margin; other income and expense, net; income before income taxes and noncontrolling interest; provision for income taxes; income tax rate; net income; net income per share and net income as a percentage of revenue. These measures are not presented in accordance with, nor are they a substitute for U.S. generally accepted accounting principles or GAAP. In addition, these measures may be different from non-GAAP measures used by other companies, limiting their usefulness for comparison purposes. The non-GAAP financial measures used in the table above should not be considered in isolation from measures of financial performance prepared in accordance with GAAP. Investors are cautioned that there is material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in our financial results for the foreseeable future.

We utilize a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing the overall performance of our business, in making operating decisions, forecasting and planning for future periods, and determining payments under compensation programs. We consider the use of the non-GAAP measures presented above to be helpful in assessing the performance of the continuing operation of our business. By continuing operations we mean the ongoing revenue and expenses of the business excluding certain items that render comparisons with prior periods or analysis of on-going operating trends more difficult, such as expenses not directly related to the actual cash costs of development, sale, delivery or support of our products and services, or expenses that are reflected in periods unrelated to when the actual amounts were incurred or paid. Consistent with this approach, we believe that disclosing non-GAAP financial measures to the readers of our financial statements provides such readers with useful supplemental data that, while not a substitute for financial measures prepared in accordance with GAAP, allows for greater transparency in the review of our financial and operational performance. In addition, we have historically reported non-GAAP results to the investment community and believe that continuing to provide non-GAAP measures provides investors with a tool for comparing results over time. In assessing the overall health of our business for the periods covered by the table above and, in particular, in evaluating the financial line items presented in the table above, we have excluded items in the following three general categories, each of which are described below: Acquisition-Related Charges, Other Items, and Stock-Based Compensation Related Items. We also provide additional detail below regarding the shares used to calculate our non-GAAP net income per share. Notes identified for line items in the table above correspond to the appropriate note description below. Additionally, with respect to future financial guidance provided on a non-GAAP basis, we have excluded estimates for amortization of intangible assets, stock based compensation expenses, acquisition related charges, restructuring charges, litigation settlement charges, realized gain or loss on equity investments, non-recurring income tax adjustments, valuation allowance on deferred tax assets, and income tax effect of non-GAAP exclusions.

Note A: Acquisition-Related Charges. We exclude certain expense items resulting from acquisitions including the following, when applicable: (i) amortization of purchased intangible assets associated with our acquisitions; (ii) compensation related to acquisitions; and (iii) acquisition-related charges. The amortization of purchased intangible assets associated with our acquisitions results in our recording expenses in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. Moreover, had we internally developed the products acquired, the amortization of intangible assets, and the expenses of uncompleted research and development would have been expensed in prior periods. Accordingly, we analyze the performance of our operations in each period without regard to such expenses. In addition, acquisitions result in non-continuing operating expenses, which would not otherwise have been incurred by us in the normal course of our business operations. For example, we have incurred deferred compensation charges related to assumed options and transition and integration costs such as retention bonuses and acquisition-related milestone payments to acquired employees. We believe that providing non-GAAP information for acquisition-related expense items in addition to the corresponding GAAP information allows the users of our consolidated financial statements to better review and understand the historic and current results of our continuing operations, and also facilitates comparisons to less acquisitive peer companies.

Note B: Other Items. We exclude certain other items that are the result of either unique or unplanned events including the following, when applicable: (i) restructuring and related costs; (ii) impairment charges; (iii) gain or loss on legal settlement, net of related transaction costs; (iv) retroactive impacts of certain tax settlements; (v) significant effects of tax legislation and judicial or administrative interpretation of tax regulations; (vi) gain or loss on equity investments; and (vii) the income tax effect on our financial statements of excluding items related to our non-GAAP financial measures. It is difficult to estimate the amount or timing of these items in advance. Restructuring and impairment charges result from events, which arise from unforeseen circumstances, which often occur outside of the ordinary course of continuing operations. Although these events are reflected in our GAAP financials, these unique transactions may limit the comparability of our on-going operations with prior and future periods. In the case of legal settlements, these gains or losses are recorded in the period in which the matter is concluded or resolved even though the subject matter of the underlying dispute may relate to multiple or different periods. As such, we believe that these expenses do not accurately reflect the underlying performance of our continuing operations for the period in which they are incurred. Similarly, the retroactive impacts of certain tax settlements and significant effects of retroactive tax legislation are unique events that occur in periods that are generally unrelated to the level of business activity to which such settlement or legislation applies. We believe this limits comparability with prior periods and that these expenses do not accurately reflect the underlying performance of our continuing business operations for the period in which they are incurred. Whether we realize gains or losses on equity investments is based primarily on the performance and market value of those independent companies. Accordingly, we believe that these gains and losses do not reflect the underlying performance of our continuing operations. We also believe providing financial information with and without the income tax effect of excluding items related to our non-GAAP financial measures provide our management and users of the consolidated financial statements with better clarity regarding the on-going performance and future liquidity of our business. Because of these factors, we assess our operating performance both with these amounts included and excluded, and by providing this information, we believe the users of our financial statements are better able to understand the financial results of what we consider our continuing operations.

Note C: Stock-Based Compensation Related Items. We provide non-GAAP information relative to our expense for stock-based compensation and related payroll tax. We began to include stock-based compensation expense in our GAAP financial measures in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation (“FASB ASC Topic 718”), in January 2006. Because of varying available valuation methodologies, subjective assumptions and the variety of award types, which affect the calculations of stock-based compensation, we believe that the exclusion of stock-based compensation allows for more accurate comparisons of our operating results to our peer companies. Further, we believe that excluding stock-based compensation expense allows for a more accurate comparison of our financial results to previous periods during which our equity-based awards were not required to be reflected in our income statement. Stock-based compensation is very different from other forms of compensation. A cash salary or bonus has a fixed and unvarying cash cost. For example, the expense associated with a $10,000 bonus is equal to exactly $10,000 in cash regardless of when it is awarded and who it is awarded by. In contrast, the expense associated with an award of an option for 1,000 shares of stock is unrelated to the amount of compensation ultimately received by the employee; and the cost to the company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time and that does not reflect any cash expenditure by the company because no cash is expended. Furthermore, the expense associated with granting an employee an option is spread over multiple years unlike other compensation expenses which are more proximate to the time of award or payment. For example, we may be recognizing expense in a year where the stock option is significantly underwater and is not going to be exercised or generate any compensation for the employee. The expense associated with an award of an option for 1,000 shares of stock by us in one quarter may have a very different expense than an award of an identical number of shares in a different quarter. Finally, the expense recognized by us for such an option may be very different than the expense to other companies for awarding a comparable option, which makes it difficult to assess our operating performance relative to our competitors. Similar to stock-based compensation, payroll tax on stock option exercises is dependent on our stock price and the timing and exercise by employees of our stock-based compensation, over which our management has little control, and as such does not correlate to the operation of our business. Because of these unique characteristics of stock-based compensation and the related payroll tax, management excludes these expenses when analyzing the organization’s business performance. We also believe that presentation of such non-GAAP information is important to enable readers of our financial statements to compare current period results with periods prior to the adoption of FASB ASC Topic 718.

Note D: Non-GAAP Net Income Per Share Items. We provide basic non-GAAP net income per share and diluted non-GAAP net income per share. The basic non-GAAP net income per share amount was calculated based on our non-GAAP net income and the weighted-average number of shares outstanding during the reporting period. The diluted non-GAAP income per share included additional dilution from potential issuance of common stock, except when such issuances would be anti-dilutive.

Note E: Other Income and Expense. GAAP and non-GAAP other (expense) income, net, consist primarily of interest income, interest expense and other non-operational income and expense items. As noted in Note B above, we exclude realized gains or losses from equity investments in our computation of non-GAAP other (expense) income.

Juniper Networks, Inc.

Preliminary Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$3,044,310	$2,910,420
Short-term investments	394,507	641,323
Accounts receivable, net of allowances	406,756	577,386
Deferred tax assets, net	177,412	154,310
Prepaid expenses and other current assets	206,771	156,222

Total current assets	4,229,756	4,439,661
Property and equipment, net	711,953	598,581
Long-term investments	832,966	740,659
Restricted cash and investments	82,002	78,307
Purchased intangible assets, net	143,774	123,114
Goodwill	3,987,707	3,928,144
Other long-term assets	58,123	75,354

Total assets	$10,046,281	$9,983,820

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$199,563	$324,843
Accrued compensation	245,331	223,018
Deferred revenue	773,275	712,663
Other accrued liabilities	235,095	206,179

Total current liabilities	1,453,264	1,466,703
Long-term debt	999,108	999,034
Long-term deferred revenue	219,617	254,364
Long-term income tax payable	108,178	108,471
Other long-term liabilities	57,191	65,590

Total liabilities	2,837,358	2,894,162
Total equity	7,208,923	7,089,658

Total liabilities and equity	$10,046,281	$9,983,820

Juniper Networks, Inc.

Preliminary Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Six Months Ended June 30,
	2012	2011
Cash flows from operating activities:
Consolidated net income	$73,989	$245,178
Adjustments to reconcile consolidated net income to net cash from operating activities:
Depreciation and amortization	89,827	82,649
Non-cash portion of share-based compensation	126,887	106,243
Gain on investments, net	(787)	—
Excess tax benefit from share-based compensation	(6,770)	(43,331)
Deferred income taxes	(23,102)	8,677
Amortization of debt issuance costs	472	273
Changes in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	170,694	107,982
Prepaid expenses and other assets	(46,470)	6,408
Accounts payable	(137,562)	(34,051)
Accrued compensation	21,347	(38,756)
Other accrued liabilities	19,940	70,890
Deferred revenue	25,865	45,795

Net cash provided by operating activities	314,330	557,957
Cash flows from investing activities:
Purchases of property and equipment, net	(169,713)	(115,941)
Purchases of trading investments	(3,120)	(3,127)
Purchases of available-for-sale investments	(614,842)	(1,293,670)
Proceeds from sales of available-for-sale investments	399,642	685,258
Proceeds from maturities of available-for-sale investments	371,635	238,000
Payment for business acquisition, net of cash and cash equivalents acquired	(90,487)	(31,073)
Proceeds from sales of privately-held investments	19,839	259
Purchases of privately-held investments	(6,123)	(8,902)
Purchase of other assets	(297)	—
Changes in restricted cash	(211)	(1,236)

Net cash used in investing activities	(93,677)	(530,432)
Cash flows from financing activities:
Proceeds from issuance of common stock	49,797	303,874
Purchases and retirement of common stock	(150,087)	(355,171)
Issuance of long-term debt, net	—	991,556
Change in customer financing arrangements	8,187	15,064
Excess tax benefit from share-based compensation	6,770	43,331
Payment for capital lease obligation	(1,430)	—

Net cash provided by (used in) financing activities	(86,763)	998,654

Net increase in cash and cash equivalents	133,890	1,026,179
Cash and cash equivalents at beginning of period	2,910,420	1,811,887

Cash and cash equivalents at end of period	$3,044,310	$2,838,066

Juniper Networks, Inc.

Cash, Cash Equivalents, and Investments

(in thousands)

(unaudited)

	June 30, 2012	December 31, 2011
Cash and cash equivalents	$3,044,310	$2,910,420
Short-term investments	394,507	641,323
Long-term investments	832,966	740,659

Total	$4,271,783	$4,292,402